As filed with the Securities and Exchange Commission on May 25, 2000.
                                                      Registration No. 333-37520
                                                   Registration No. 333-37520-01

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                Amendment No. 1
                                      to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

    WINTRUST FINANCIAL CORPORATION              WINTRUST CAPITAL TRUST II
            (Exact Name of Co-Registrants as Specified in Charters)

   Illinois            36-3873352           Delaware            Applied for
(State or Other     (I.R.S. Employer    (State or Other      (I.R.S. Employer
Jurisdiction of      Identification     Jurisdiction of       Identification
Incorporation or         Number)        Incorporation or          Number)
 Organization)                            Organization)

                              727 North Bank Lane
                       Lake Forest, Illinois  60045-1951
                                (847) 615-4096

   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Co-Registrants' Principal Executive Offices)

                               David A. Dykstra
             Executive Vice President and Chief Financial Officer
                              727 North Bank Lane
                       Lake Forest, Illinois  60045-1951
                                (847) 615-4096
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                   of Agent for Service for Co-Registrants)

                                  Copies to:

       Jennifer R. Evans, Esq.                  Harold R. Burroughs, Esq.
        Jennifer D. King, Esq.                       Bryan Cave LLP
  Vedder, Price, Kaufman & Kammholz              One Metropolitan Square
 222 North LaSalle Street, Suite 2600        211 North Broadway, Suite 3600
       Chicago, Illinois 60601               St. Louis, Missouri  63102-2750
            (312) 609-7500                            (314) 259-2000

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED MAY 25, 2000

PROSPECTUS

                        1,800,000 Preferred Securities

                           WINTRUST CAPITAL TRUST II
                  ___ % Cumulative Trust Preferred Securities
                (Liquidation Amount $10 Per Preferred Security)

               Fully, irrevocably and unconditionally guaranteed on a subordinated basis, as described in this prospectus, by

                        WINTRUST FINANCIAL CORPORATION
                              ___________________

     The preferred securities represent undivided beneficial interests in the assets of Wintrust Capital Trust II. The trust will invest all of the proceeds of this offering of preferred securities to purchase ___% junior subordinated debentures due 2030 of Wintrust Financial Corporation.

     For each of the preferred securities that you own, you will receive cumulative cash distributions at an annual rate of ___% on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2000, from payments on the debentures. We may defer payments of distributions at any time for up to 20 consecutive quarters. The preferred securities are effectively subordinated to all senior and subordinated indebtedness of Wintrust and its subsidiaries. The debentures mature and the preferred securities must be redeemed by June 30, 2030. The trust may redeem the preferred securities, at a redemption price of $10 per preferred security plus accrued and unpaid distributions, at any time on or after June 30, 2005, or earlier under circumstances specified in this prospectus.

     The preferred securities are expected to be approved for trading on the Nasdaq National Market under the symbol "WTFCO."

Investing in the preferred securities involves risks. See "Risk Factors" beginning on page 11.

     The preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

                                        Per Preferred
                                          Security                    Total
                                        -------------              -----------
     Public offering price...........      $10.00                  $18,000,000
     Proceeds to the trust...........      $10.00                  $18,000,000

     This is a firm commitment underwriting. Wintrust will pay underwriting commissions of $__________ per preferred security, or a total of $__________, for arranging the investment in its junior subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 200,000 preferred securities to cover over-allotments, if any.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Stifel, Nicolaus & Company                         Howe Barnes Investments, Inc.
       Incorporated

________________, 2000

                                     [MAP]

                     [Reflects locations and addresses of
                      Wintrust's operating subsidiaries]

                                    SUMMARY

     This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

                        Wintrust Financial Corporation

     Wintrust Financial Corporation, an Illinois corporation, is a bank holding company headquartered in Lake Forest, Illinois, with total assets of approximately $1.8 billion at March 31, 2000. Wintrust engages in community banking and specialty lending businesses through its operating subsidiaries:
Lake Forest Bank and Trust Company; Hinsdale Bank and Trust Company; North Shore Community Bank and Trust Company; Libertyville Bank and Trust Company; Barrington Bank and Trust Company, N.A.; Crystal Lake Bank and Trust Company, N.A.; First Insurance Funding Corp., a commercial insurance premium finance company; Wintrust Asset Management Company, N.A., a trust company subsidiary; and Tricom, Inc., which provides financial and administrative services to the temporary staffing industry.

     Wintrust currently provides community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 26 banking facilities. The table below provides information regarding each of our banks and their respective markets.

                                 Total Assets at    Chicago-Area
                                 March 31, 2000     Communities       Number
     Bank         Date Opened    (in thousands)        Served      of Facilities
--------------   --------------  ---------------  ---------------  -------------
  Lake Forest    December 1991      $546,763      Lake Forest            5
                                                  Lake Bluff             1
                                                  Highwood               1

  Hinsdale       October 1993        372,832      Hinsdale               2
                                                  Clarendon Hills        1
                                                  Western Springs        1
                                                  Burr Ridge             -

  North Shore    September 1994      394,084      Wilmette               3
  Community                                       Kenilworth             -
                                                  Glencoe                2
                                                  Winnetka               1
                                                  Skokie                 1

  Libertyville   October 1995        227,903      Libertyville           3
                                                  Mundelein              -
                                                  Vernon Hills           -
                                                  Wauconda               1

  Barrington     December 1996       198,699      Barrington             1
                                                  Barrington Hills       -
                                                  Lake Barrington        -
                                                  North Barrington       -
                                                  South Barrington       -
                                                  Inverness              -

  Crystal Lake   December 1997       108,748      Crystal Lake           3
                                                  Cary                   -

     Each of Wintrust's banking subsidiaries was founded as a de novo banking organization (which means started new) within the last nine years. The organizational efforts began in 1991, when a group of experienced bankers and local business people identified an unfilled niche in the Chicago metropolitan area community banking market. As large banks acquired smaller ones and personal service was subjected to consolidation strategies, opportunities arose in affluent suburbs for locally owned and operated banks emphasizing personal service. In pursuit of this strategic opportunity, the group founded Lake Forest Bank in December 1991 to serve the Lake Forest and Lake Bluff communities. Thereafter, as desirable locations were procured in other attractive communities where management successfully recruited locally known, experienced bank officers, our other banks were organized with the participation of local residents and business leaders in those communities.

     Through First Insurance Funding, Wintrust originates commercial insurance premium finance loans on a national basis. The majority of these loans are being purchased by our banks in order to fulfill the lending capacity of the banks, although from time to time we have sold a portion of new receivables to an unrelated third party. The loans originated by First Insurance Funding provide our banks with attractive yielding assets as a supplement to their lending activities. First Insurance Funding, which commenced operations approximately nine years ago, is headquartered in Deerfield, Illinois. Based on limited industry data available and First Insurance Funding management's experience in the industry, management estimates that First Insurance Funding is one of the largest premium finance companies operating in the United States. First Insurance Funding's loan volume is expected to exceed $900 million during 2000. These loans are originated by First Insurance Funding, working with independent medium and large insurance agents and brokers throughout the United States. Insurance premiums are financed primarily for commercial customers' purchases of liability, property and casualty and other commercial insurance.

     Wintrust conducts trust operations through Wintrust Asset Management, a separate subsidiary that began operations on September 30, 1998, to expand Wintrust's trust services in the communities served by our banks. We employ experienced trust professionals and offer a full range of trust and investment services at Lake Forest Bank, North Shore Community Bank, Hinsdale Bank and Barrington Bank. Prospective trust and investment customers at the other two banks are currently being served on an appointment basis.

     Wintrust has grown rapidly during the past few years; its banks have been among the fastest growing community-oriented de novo banking operations in the country. The historical financial performance of Wintrust has been affected by costs associated with growing market share in deposits and loans, opening new banking facilities and building an experienced management team. Wintrust's financial performance over the past five years generally reflects the improving profitability of our operating subsidiaries as they mature, offset by the significant costs of opening new banks and branch offices. Wintrust's experience has been that it generally takes from 13 to 24 months for new banking facilities to first achieve operational profitability. Similarly, management currently expects a start-up phase for Wintrust Asset Management for up to two more years before the trust operations become profitable.


     While committed to a continuing growth strategy, management's current focus is to balance further asset growth with earnings growth. A key aspect of our strategy is to continue to pursue specialized earning-asset niches and to manage the mix of our earning assets so that loans are maintained within a target range of 85% to 90% of our deposit funds. To date, Wintrust has identified and finances loans in several specialized asset niches to enhance its loan-to-deposit ratio, including premium finance loans originated by First Insurance Funding, indirect auto loans, mortgage warehouse lending, medical and municipal equipment leasing, and, more recently, homeowners and condominium association lending. On October 26, 1999, we added a new earning-asset and fee-based business niche through our acquisition of Tricom, Inc., a financial and administrative service bureau to the temporary staffing industry. Tricom provides high-yielding, short-term accounts receivable financing and value-added, out-sourced administrative services, such as data processing of payrolls, billing and cash management services. Tricom's clients, located throughout the United States, provide staffing services to businesses in diversified industries. Wintrust's funding resources provide Tricom access to the additional capital necessary to expand financing services in a national market. Based on first quarter 2000 volume, Tricom currently processes payrolls with associated billings in excess of $200 million on an annualized basis.

Operational Strategy

     Since the first bank was opened in 1991, Wintrust has been committed to the same fundamental operational strategy, the key elements of which are:


     . Maintaining decision-making authority locally within each of our banks and providing a high level of personal and professional service. Our community banking philosophy is driven by our emphasis on local independence and our goal of maintaining decision-making authority within each of our banks. While senior management provides expertise to each of the subsidiaries in the areas of capital planning, long-term strategic planning, marketing and advertising, financial management, investment and asset/liability management, and technology, the separate management teams of each of the banks, First Insurance Funding, Wintrust Asset Management and Tricom have full managerial responsibilities with respect to customer service and the ongoing day-to-day operations of their respective organizations. Management believes that local authority and management allow the banks to emphasize highly responsive and personalized attention to customer service as a top priority. Our banks enjoy the competitive advantages of being able to tailor products and services to meet the differing needs of the customers that they serve, to make decisions affecting customers quickly, and to participate actively in their communities. To ensure a high level of personal and professional service to commercial and retail customers of the banks, Wintrust emphasizes the recruitment and training of competent and highly motivated employees at all levels of the organization and tries to minimize employee turnover.

     . Employing fewer, but highly qualified and productive individuals at relatively high compensation rates and focusing on low net overhead ratios. Key to Wintrust's growth and profitability is management's extensive experience in providing community banking services. The banks' presidents and chief executive officers were selected not only for their years of banking experience but also for their business development skills and their strong ties to the communities they serve. Wintrust's practice of employing fewer, but highly qualified and productive individuals at all levels of the organization is key to maintaining a decentralized management structure, and is designed to promote and support local autonomy at our operating subsidiaries while at the same time enhancing overall performance. Management believes its organizational structure and a strong commitment to cost control throughout the organization will allow Wintrust to continue to improve and maintain favorable net overhead ratios as the banks, First Insurance Funding, Wintrust Asset Management and Tricom mature.

     . Marketing innovative deposit and loan products. Each of our banks has developed a strong customer base within its communities through the utilization of innovative community-oriented marketing programs. Wintrust expects to continue to exploit this community banking approach as we pursue expansion into new communities, whether through branching, additional de novo bank formations or selective acquisitions. Our banks have offered local residents highly competitive retail products designed to attract customers and to provide the banks with the opportunity to introduce their full range of personalized banking services. To be more responsive to the needs of consumers in their specific markets, the banks have introduced a variety of innovative deposit and loan products to appeal to the unique needs of different types of bank customers, such as different age groups and other special segments of the target markets. Our banks market their products aggressively through creative newspaper and other advertising, special promotions and frequently sponsored community events. Recently, we have introduced internet banking services to offer customers an alternative service channel. In addition, each of our banks has a large board of directors comprised of influential business persons and prominent individuals within the respective communities who assist the banking officers with business development.

Growth Strategy

     Key elements of Wintrust's growth strategy are:

     . Internal growth. Due to Wintrust's relatively short operating history, we believe we have not yet realized the full deposit and asset generation potential in the communities now served by our existing banking facilities. We believe we can leverage our existing infrastructure to support additional business while maintaining a high level of personalized customer service and responsiveness. As the rapid pace of consolidation in the financial services industry persists, management expects that more individuals and small businesses will become disenchanted with the perceived lower level of service offered by the larger institutions, providing continuing market share opportunity for Wintrust. With management's focus on balancing further asset growth with earnings growth, our current strategy is to continue to focus on less aggressive deposit pricing at those banks with significant market share and more established customer bases.

     . Expanding into attractive markets with limited local banking competition. We plan to continue our geographic expansion where we believe we can leverage our experience. As in the past, we will likely expand operations of our existing banks by opening branch facilities in nearby communities where management believes targeted customers would be attracted to a community banking alternative. Consistent with this strategy, Libertyville Bank opened a new branch in Wauconda, Illinois, in May of this year, and our banks are exploring other new market opportunities. We also intend to continue the formation of additional de novo banks in attractive markets in and around the Chicago metropolitan area. Management has determined the location of our seventh bank subsidiary in an affluent Chicago suburb and currently expects to open the new bank during 2000. In addition, Wintrust intends to explore and consider potential acquisitions of other community-oriented financial institutions that are already operating in desirable markets. In this regard, management believes there are a number of recently organized banks in and around the Chicago area in need of capital or managerial resources to continue their growth that could provide opportunities for Wintrust. These banks may be attracted to Wintrust's commitment to local operational autonomy and may desire to provide their investors the liquidity that could be offered by Wintrust's publicly traded stock.


     . Augmenting the loan portfolio with specialized asset niches which allow the banks to more fully utilize their lending capacity. In order to expand Wintrust's opportunities to invest in specialized earning-asset niches, we may pursue acquisitions or development of additional specialty lending businesses engaged in asset generation suitable for bank investment and/or secondary market sales. Management intends to continue to explore various commercial and consumer finance activities and to seek attractive potential acquisition candidates.

     . Growth of trust and investment services provided to small and mid-size businesses and affluent individuals. With the formation of Wintrust Asset Management, we plan to market trust and investment services more aggressively to customers in all the banks' communities in an effort to expand our market share and increase our fee income. Management believes Wintrust Asset Management can successfully compete for trust business by targeting newly affluent customers and customers whose trust or investment needs command the personalized attention offered by our service-oriented banks. We may also seek opportunities to expand our trust business through selective acquisitions.

     Our principal executive offices are located at 727 North Bank Lane, Lake Forest, Illinois 60045-1951, and our telephone number is (847) 615-4096.


                           Wintrust Capital Trust II

     The trust is a newly formed financing subsidiary of Wintrust. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists exclusively for the following purposes:

     . issuing the preferred securities to the public for cash;

     . issuing the common securities to us;

     . investing the proceeds from the sale of the preferred and common securities in an equivalent amount of % junior subordinated debentures due June 30, 2030, to be issued by us; and

     . engaging in activities that are incidental to those listed above.

     The trust's address is 727 North Bank Lane, Lake Forest, Illinois 60045-1951, and its telephone number is (847) 615-4096.


                                 The Offering

The issuer...........................   Wintrust Capital Trust II

Securities being offered.............   1,800,000 preferred securities, which
                                        represent preferred undivided
                                        beneficial interests in the assets of
                                        the trust.  Those assets will consist
                                        solely of the debentures and payments
                                        received on the debentures.

                                        The trust will sell the preferred
                                        securities to the public for cash.
                                        The trust will use that cash to buy
                                        the debentures from us.

Offering price.......................   $10 per preferred security.

When distributions will be paid to
  you................................   If you purchase the preferred
                                        securities, you are entitled to receive
                                        cumulative cash distributions at
                                        a       % annual rate. Distributions
                                        will accumulate from the date the trust
                                        issues the preferred securities and are
                                        to be paid quarterly on March 31, June
                                        30, September 30 and December 31 of each
                                        year, beginning September 30, 2000. As
                                        long as the preferred securities are
                                        represented by a global security, the
                                        record date for distributions on the
                                        preferred securities will be the
                                        business day prior to the distribution
                                        date. We may defer the payment of cash
                                        distributions, as described below.

When the preferred securities must
  be redeemed........................   The debentures will mature and the
                                        preferred securities must be redeemed
                                        on June 30, 2030.  We have the
                                        option, however, to shorten the
                                        maturity date to a date not earlier
                                        than June 30, 2005. We will not
                                        shorten the maturity date unless we
                                        have received the prior approval of
                                        the Board of Governors of the Federal
                                        Reserve System, if required.

Redemption of the preferred
  securities before June 30, 2030
  is possible........................   The trust must redeem the preferred
                                        securities when the debentures are
                                        paid at maturity or upon any earlier
                                        redemption of the debentures.  We may
                                        redeem all or part of the debentures
                                        at any time on or after June 30,
                                        2005.  In addition, we may redeem, at
                                        any time, all of the debentures if:

                                          . the interest we pay on the
                                            debentures is no longer deductible
                                            by us for federal tax purposes; or
                                            the trust becomes subject to
                                            federal income tax; or the trust
                                            becomes or will become subject to
                                            certain other taxes or governmental
                                            charges;

                                          . there is a change in existing laws
                                            or regulations that requires the
                                            trust to register as an investment
                                            company; or

                                          . there is a change in the capital
                                            adequacy guidelines of the Federal
                                            Reserve that results in the
                                            preferred securities not being
                                            counted as Tier 1 capital.

                                        We may also redeem debentures at any
                                        time, and from time to time, in an
                                        amount equal to the liquidation amount
                                        of any preferred securities we
                                        purchase, plus a proportionate amount
                                        of common securities, but only in
                                        exchange for a like amount of the
                                        preferred securities and common
                                        securities then owned by us.

                                        Redemption of the debentures prior to
                                        maturity will be subject to the prior
                                        approval of the Federal Reserve, if
                                        approval is then required. If your
                                        preferred securities are redeemed by the trust, you will receive the liquidation amount of $10 per preferred security, plus any accrued and unpaid distributions to the date of redemption.

We have the option to extend the
  interest payment period............   The trust will rely solely on payments
                                        made by us under the debentures to pay
                                        distributions on the preferred
                                        securities. As long as we are not in
                                        default under the indenture relating to
                                        the debentures, we may, at one or more
                                        times, defer interest payments on the
                                        debentures for up to 20 consecutive
                                        quarters, but not beyond June 30, 2030.
                                        If we defer interest payments on the
                                        debentures:

                                          . the trust will also defer
                                            distributions on the preferred
                                            securities;

                                          . the distributions you are entitled
                                            to will accumulate; and

                                          . these accumulated distributions will
                                            earn interest at an annual rate of
                                                %, compounded quarterly, until
                                            paid.

                                        At the end of any deferral period, we
                                        will pay to the trust all accrued and
                                        unpaid interest under the debentures.
                                        The trust will then pay all accumulated
                                        and unpaid distributions to you.

You will still be taxed if
  distributions on the preferred
  securities are deferred............   If a deferral of payment occurs, you
                                        will still be required to recognize
                                        the deferred amounts as income for
                                        United States federal income tax
                                        purposes in advance of receiving
                                        these amounts, even if you are a cash
                                        basis taxpayer.

Our guarantee of payment.............   We guarantee the trust will use its
                                        assets to pay the distributions on the
                                        preferred securities and the liquidation
                                        amount upon liquidation of the trust.
                                        However, the guarantee does not apply
                                        when the trust does not have sufficient
                                        funds to make the payments. If we do not
                                        make payments on the debentures, the
                                        trust will not have sufficient funds to
                                        make payments on the preferred
                                        securities. In this event, your remedy
                                        is to institute a legal proceeding
                                        directly against us for enforcement of
                                        payments under the debentures.

We may distribute the debentures
  directly to you....................   We may, at any time, dissolve the
                                        trust and distribute the debentures to
                                        you, subject to the prior approval of
                                        the Federal Reserve, if required. If we
                                        distribute the debentures, we will use
                                        our reasonable efforts to list them on a
                                        national securities exchange or
                                        comparable automated quotation system.

How the securities will rank in right
  of payment.........................   Our obligations under the preferred
                                        securities, debentures and guarantee are
                                        unsecured and will rank as follows with
                                        regard to right of payment:

                                          . the preferred securities will rank
                                            equally with the common securities
                                            of the trust. The trust will pay
                                            distributions on the preferred
                                            securities and the common securities
                                            pro rata. However, if we default
                                            with respect to the debentures, then
                                            no distributions on the common
                                            securities of the trust or our
                                            common stock will be paid until all
                                            accumulated and unpaid distributions
                                            on the preferred securities have
                                            been paid;

                                          . our obligations under the debentures
                                            and the guarantee are unsecured and
                                            generally will rank: (1) junior in
                                            priority to our existing and future
                                            senior and subordinated
                                            indebtedness, and (2) pari passu,
                                            which means equal in priority, to
                                            our subordinated debentures
                                            associated with the $31.1 million of
                                            trust preferred securities that an
                                            affiliated trust of ours currently
                                            has outstanding; and

                                          . because we are a holding company,
                                            the junior subordinated debentures
                                            and the guarantee will effectively
                                            be

                                            subordinated to all depositors'
                                            claims, as well as existing and
                                            future liabilities of our
                                            subsidiaries.

Voting rights of the preferred
  securities.........................   Except in limited circumstances,
                                        holders of the preferred securities will
                                        have no voting rights.

Nasdaq National Market symbol........   WTFCO

You will not receive certificates....   The preferred securities will be
                                        represented by a global security that
                                        will be deposited with and registered in
                                        the name of The Depository Trust
                                        Company, New York, New York, or its
                                        nominee. This means that you will not
                                        receive a certificate for the preferred
                                        securities, and your beneficial
                                        ownership interests will be recorded
                                        through the DTC book-entry system.

How the proceeds of this offering
   will be used......................   The trust will invest all of the
                                        proceeds from the sale of the preferred
                                        securities in the debentures. We
                                        estimate that the net proceeds to us
                                        from the sale of the debentures to the
                                        trust, after deducting underwriting
                                        expenses and commissions, will be
                                        approximately $17.0 million. We expect
                                        to use approximately $15.0 million of
                                        the net proceeds from the sale of the
                                        debentures to repay all of the
                                        indebtedness currently outstanding under
                                        our revolving credit line. The remaining
                                        net proceeds will be used to make
                                        additional capital contributions to our
                                        existing banks and operating
                                        subsidiaries to support future growth
                                        and for general corporate purposes.

     Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page 11.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1999, are derived from our historical financial statements. Our consolidated financial statements for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, and our consolidated financial statements for the four years ended December 31, 1998 have been audited by KPMG LLP, independent auditors. The summary data presented below for the three-month periods ended March 31, 2000 and 1999, are derived from unaudited financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the three-month periods indicated have been included. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the three-month period ended March 31, 2000, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2000.

                                            Three Months Ended
                                                 March 31,                              Years Ended December 31,
                                         ------------------------    --------------------------------------------------------------
                                            2000          1999          1999          1998          1997         1996        1995
                                         ----------    ----------    ----------    ----------    ----------    --------    --------
                                                                (dollars in thousands, except per share data)
Statements of Income Data:
Total interest income................... $   32,309    $   24,278    $  109,331    $   87,979    $   65,111    $ 39,037    $ 25,472
Total interest expense..................     18,441        13,462        61,597        51,215        38,339      24,155      15,772
                                         ----------    ----------    ----------    ----------    ----------    --------    --------
  Net interest income...................     13,868        10,816        47,734        36,764        26,772      14,882       9,700
Provision for possible loan losses......      1,141           784         3,713         4,297         3,404       1,935       1,430
                                         ----------    ----------    ----------    ----------    ----------    --------    --------
  Net interest income after provision
   for possible loan losses.............     12,727        10,032        44,021        32,467        23,368      12,947       8,270
                                         ----------    ----------    ----------    ----------    ----------    --------    --------

Non-interest income:
Gain on sale of premium finance
 receivables............................      1,241            --         1,033            --            --       3,078       4,421
Fees on mortgage loans sold.............        483         1,298         3,206         5,569         2,341       1,393         850
Trust fees..............................        472           225         1,171           788           626         522         399
Service charges on deposit accounts.....        469           334         1,562         1,065           724         468         196
Administrative services revenues........      1,013            --           996            --            --          --          --
Securities gains, net...................          3            --             5            --           111          18          --
Other...................................        597           451         1,835           653         1,142       2,053       2,678
                                         ----------    ----------    ----------    ----------    ----------    --------    --------
  Total non-interest income.............      4,278         2,308         9,808         8,075         4,944       7,532       8,544
                                         ----------    ----------    ----------    ----------    ----------    --------    --------

Non-interest expense:
Salaries and employee benefits/(1)/.....      6,335         5,079        20,808        18,944        14,204      11,551       8,011
Equipment expense.......................      1,149           628         3,199         2,221         1,713       1,313         763
Occupancy expense, net..................      1,010           676         2,991         2,435         1,896       1,649         951
Data processing.........................        680           482         2,169         1,676         1,337       1,014         624
Advertising and marketing...............        249           369         1,402         1,612         1,309       1,102         682
Professional fees.......................        295           310         1,203         1,654         1,343         906         615
Nonrecurring merger related expenses....         --            --            --            --            --         891          --
Other non-interest expenses/(1)/........      2,391         1,992         7,906         7,291         5,452       4,336       4,183
                                         ----------    ----------    ----------    ----------    ----------    --------    --------
  Total non-interest expense/(1)/.......     12,109         9,536        39,678        35,833        27,254      22,762      15,829
                                         ----------    ----------    ----------    ----------    ----------    --------    --------
Income (loss) before income taxes.......      4,896         2,804        14,151         4,709         1,058      (2,283)        985
Income tax expense (benefit)............      1,774           970         4,724        (1,536)       (3,788)     (1,310)       (512)
                                         ----------    ----------    ----------    ----------    ----------    --------    --------
  Net income (loss)/(1)/................ $    3,122    $    1,834    $    9,427    $    6,245    $    4,846    $   (973)   $  1,497
                                         ==========    ==========    ==========    ==========    ==========    ========    ========

Common Share Data:
Net income (loss) per common share:
  Basic/(1)/............................ $     0.35    $     0.22    $     1.14    $     0.77    $     0.62    $  (0.16)   $   0.27
                                         ==========    ==========    ==========    ==========    ==========    ========    ========
  Diluted/(1)/.......................... $     0.35    $     0.22    $     1.10    $     0.74    $     0.60    $  (0.16)   $   0.24
                                         ==========    ==========    ==========    ==========    ==========    ========    ========
Cash dividends per common share/(2)/.... $     0.05    $       --    $       --    $       --    $       --    $     --    $     --
                                         ==========    ==========    ==========    ==========    ==========    ========    ========

                                            Three Months Ended
                                                 March 31,                              Years Ended December 31,
                                         ------------------------    --------------------------------------------------------------
                                            2000          1999          1999          1998          1997         1996        1995
                                         ----------    ----------    ----------    ----------    ----------    --------    --------
                                                                (dollars in thousands, except per share data)
Selected Consolidated Financial
 Condition Data (at end of period):
Total assets............................ $1,771,891    $1,419,436    $1,679,382    $1,348,048    $1,053,400    $706,037    $470,890
Total deposits..........................  1,533,661     1,252,799     1,463,622     1,229,154       917,701     618,029     405,658
Total loans.............................  1,307,796     1,071,016     1,278,249       992,062       712,631     492,548     258,231
Long-term debt and notes payable........     45,100        33,050        39,400        31,050        20,402      22,057      10,758
Total shareholders' equity..............     94,835        77,224        92,947        75,205        68,790      42,620      40,487

Selected Financial Ratios and Other
 Data:

Performance Ratios:
  Net interest margin/(3)(4)(5)/........       3.65%         3.58%         3.54%         3.43%         3.41%       2.91%       2.96%
  Net interest spread/(3)(5)(6)/........       3.31          3.22          3.23          3.00          2.92        2.40        2.41
  Non-interest income to average
   assets/(3)/..........................       1.01          0.69          0.66          0.69          0.58        1.34        2.36
  Non-interest expense to average
   assets/(1)(3)(7)/....................       2.85          2.86          2.65          3.04          3.18        4.05        4.37
  Net overhead ratio/(1)(3)(8)/.........       1.84          2.17          2.00          2.36          2.60        2.71        2.01
  Return on average assets/(1)(3)(7)/...       0.73          0.55          0.63          0.53          0.56       (0.17)       0.40
  Return on average equity/(1)(3)(7)/...      13.32          9.75         11.58          8.68          7.88       (2.33)       4.66
  Average loan-to-average deposit ratio.       88.4          84.8          86.6          80.1          80.1        69.8        61.3
  Average interest-earning assets to....      107.0         108.0         107.0         108.9         109.9       110.7       111.4
   average interest-bearing liabilities

Asset Quality Ratios:
  Non-performing loans to total loans...       0.56%         0.44%         0.54%         0.55%         0.59%       0.36%       0.74%
  Allowance for possible loan losses to:
    Total loans.........................       0.72          0.70          0.69          0.71          0.72        0.74        1.07
    Non-performing loans................     128.50        158.94        126.10        129.66        121.64      204.15      143.91
  Net charge-offs to average loans/(3)/.       0.17          0.12          0.19          0.28          0.31        0.31        0.20
  Non-performing assets to total assets.       0.41          0.37          0.41          0.45          0.40        0.25        0.41

Ratio of earnings to fixed charges:
  Including deposit interest............       1.27x         1.21x         1.23x         1.09x         1.03x         (a)       1.06x
  Excluding deposit interest............       3.66x         4.07x         3.54x         3.19x         2.10x         (a)       1.60x

Dividend payout ratio/(2)/..............        7.1%           --            --            --            --          --          --

Other Data at end of period:
  Number of banking facilities..........         25            22            24            21            17          14          11

--------------------
(a) Earnings were inadequate to cover fixed charges in the year ended December 31, 1996, by $2.3 million.

(1) In 1998 Wintrust recorded a nonrecurring $1.0 million pretax charge related to severance amounts payable to our former chairman and chief executive officer under the terms of his employment contract and related legal expenses.

(2) Reflects Wintrust's first semi-annual dividend payment.

(3) Certain financial ratios for interim periods have been annualized.

(4) Net interest income divided by average interest-earning assets.

(5) Calculated on a tax-equivalent basis.

(6) Yield on average interest-earning assets less rate on average interest-bearing liabilities.

(7) For the year ended December 31, 1996, Wintrust recorded nonrecurring merger-related expenses of $891,000.

(8) Non-interest expense less non-interest income divided by average total assets.

                                 RISK FACTORS

     An investment in the preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities offered by this prospectus.

     Because the trust will rely on the payments it receives on the debentures to fund all payments on the preferred securities, and because the trust may distribute the debentures in exchange for the preferred securities, purchasers of the preferred securities are making an investment decision that relates to the debentures being issued by Wintrust as well as the preferred securities. Purchasers should carefully review the information in this prospectus about the preferred securities, the debentures and the guarantee.

       Risks Related to an Investment in Wintrust Financial Corporation

De novo operations and branch openings impact our profitability.

     Wintrust's historical results have been impacted by our strategy of de novo bank formations and branch openings through which we have built an infrastructure that management believes can support additional internal growth in our banks' respective markets. To expand into additional communities in and around Chicago, Wintrust may undertake additional de novo bank formations or branch openings. Based on Wintrust's experience, management believes that it generally takes from 13 to 24 months for new banking facilities to first achieve operational profitability, due to the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. Crystal Lake Bank, which opened in December 1997, and Wintrust Asset Management, which we formed on September 30, 1998, are not yet operating profitably. We are planning to start our seventh de novo bank during 2000.

     The level of reported net income, return on average equity and return on average assets for Wintrust will in the near term continue to be impacted by start-up costs associated with our de novo bank and branching operations and the start-up of Wintrust Asset Management. To the extent Wintrust undertakes additional branching and de novo bank and business formations, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations.

We may not be able to successfully implement our acquisition strategy.


     Although Wintrust has historically grown through de novo bank formations and the establishment of new branch offices, our strategic plan also includes potential acquisitions of other financial institutions in attractive markets and potential acquisitions of specialty lending or commercial or consumer finance businesses that offer unique earning-asset niches. Growth through acquisition may offer Wintrust the opportunity to increase market share in existing and new markets without incurring the full earnings impact of start-up operations. However, there can be no assurance that potential acquisitions will be available on terms acceptable or favorable to us or that we will be able to obtain the required regulatory approvals for any proposed acquisitions. There also can be no assurance that we will be able to successfully integrate, operate and manage any business that we acquire so as to maintain or increase profitability.

     During October 1999, Wintrust completed a part cash, part stock acquisition of 10-year old, Milwaukee-based Tricom, Inc., a financial and administrative service bureau to the temporary staffing industry. While we entered into employment agreements ranging from one to three years with four senior officers of Tricom and expect the acquisition to be accretive to earnings per share during the first full year of operations, Wintrust management has no direct experience managing or financing this type of business, and we could encounter unanticipated difficulties that could adversely affect profitability.

We rely heavily on our management team, and the unexpected loss of key managers may adversely affect our operations.

     Our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our banks, First Insurance Funding, Tricom and Wintrust Asset Management will continue to be important to successful implementation of our strategies. It is also critical, as we grow, to be able to attract and retain qualified additional senior and middle management. We do not currently maintain key-man life insurance policies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

     We have entered into an employment agreement with Edward J. Wehmer, our chief executive officer, as well as with other executive management and key officers of our subsidiaries. The agreements provide for, among other things, certain non-competition agreements, severance arrangements and benefits.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

     Wintrust's allowance for possible loan losses is established in consultation with management of our operating subsidiaries and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the portfolio. The amount of future loan losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for our banks is more difficult, and therefore the banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for possible loan losses is adequate to absorb losses on any existing loans that may become uncollectible, there can be no assurance that the allowance for possible loan losses will prove sufficient to cover actual loan losses in the future. At March 31, 2000, our allowance for possible loan losses as a percentage of total loans was 0.72% and as a percentage of total non-performing loans was 128.50%.

     A significant portion of Wintrust's assets are comprised of insurance premium finance receivables that Wintrust generates through First Insurance Funding. These loans, intended to enhance the average yield of earning assets of the banks, may involve a different, and possibly higher, level of risk of delinquency or collection than generally associated with loan portfolios of more traditional community banks.

We may be adversely affected by interest rate changes.

     Our earnings are derived from the operations of our subsidiaries, and we are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, Wintrust's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal

Reserve. Changes in the economic environment may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to our "gap" position on interest earning assets and interest bearing liabilities, the "gap" will work against us and our net interest income may be negatively affected. Measured as of March 31, 2000, our short-term gap position was relatively neutral in that the level of our interest-sensitive assets that reprice within one year approximately matched the level of our liabilities that reprice within the same period when adjusted for the effect of interest rate cap contracts that we have entered into. Measured as of the same date, we were slightly asset sensitive for the one- to five-year time frame. While this would suggest that we would generally benefit from rising interest rates, there can be no assurance that a dramatic change in the interest rate environment will not adversely affect our results.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

     The financial services business is highly competitive, and Wintrust encounters strong direct competition for deposits, loans and other financial services in all of its market areas. Wintrust's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. Many of Wintrust's non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over Wintrust in providing certain services. In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than Wintrust and have greater access to capital and other resources. In addition, our ability to compete effectively in the marketplace is also dependent on our ability to adapt successfully to technological changes within the banking and financial services industries.

Our business may be adversely affected by the highly regulated environment in which we operate.

     Wintrust, our banks and our trust company subsidiary are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit Wintrust, the banks and Wintrust Asset Management; other changes, however, could increase our costs of doing business and, as a result, provide an advantage to our competitors.


          Risks Related to an Investment in the Preferred Securities

If we do not make interest payments under the debentures, the trust will be unable to pay distributions and liquidation amounts. The guarantee will not apply because the guarantee covers payments only if the trust has funds available.

     The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions on or to pay the liquidation amount of the preferred securities. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

To the extent we must rely on dividends from our subsidiaries to make interest payments on the debentures to the trust, our available cash flow may be restricted.

     We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company and dividends from our subsidiaries. Dividend payments or extensions of credit from our banking subsidiaries are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over such subsidiaries. The ability of each banking subsidiary to pay dividends is also subject to its profitability, financial condition, capital expenditures and other cash flow requirements. To date, only one of our banking subsidiaries has paid cash dividends to Wintrust, although as of March 31, 2000, based on applicable regulatory limitations, our banking subsidiaries (other than Crystal Lake Bank) had the capacity to pay a total of approximately $16.5 million as dividends to Wintrust, subject to our need to maintain adequate capital ratios at each bank. We cannot assure you that our subsidiaries will be able to pay dividends in the future.

The debentures and the guarantee rank lower than most of our other indebtedness and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

     Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness, which totaled $82.8 million outstanding principal amount at March 31, 2000, and will rank pari passu with our subordinated debentures associated with the $31.1 million of trust preferred securities a trust affiliate of ours currently has outstanding. The issuance of the debentures and the preferred securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

     Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

We have the option to defer interest payments on the debentures for substantial periods.

     We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

     You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

     We do not currently intend to exercise our right to defer interest payments on the debentures. However, if we exercise our right in the future, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Due to our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

We have made only limited covenants in the indenture and the trust agreement.

     The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

We may redeem the debentures before June 30, 2030.

     Under the following circumstances, we may redeem the debentures before their stated maturity:

     . We may redeem the debentures, in whole or in part, at any time on or after June 30, 2005.

     . We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments. See "Description of the Debentures -- Redemption" beginning on page 37.

     You should assume that we will exercise our redemption option if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures redeemed, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

We can distribute the debentures to you, which may have adverse tax consequences for you and which may adversely affect the market price of the preferred securities.

     The trust may be dissolved at any time before maturity of the debentures on June 30, 2030. As a result, and subject to the terms of the trust agreement, the trustees may distribute the debentures to you.

     We cannot predict the market prices for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities, or the debentures that you may receive if the trust is liquidated, may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

     Under current interpretations of United States federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for United States income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of debentures upon the dissolution of the trust could be a taxable event to you.

There is no current public market for the preferred securities and their market price may be subject to significant fluctuations.

     There is currently no public market for the preferred securities. Although we have applied to have the preferred securities included on the Nasdaq National Market, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the quotation of the preferred securities will continue on the Nasdaq National Market. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

     Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the liquidation amount of the preferred securities and may be greater than the market price following the offering.

     The market price for the preferred securities, or the debentures that you may receive in a distribution, is also likely to decline during any period that we are deferring interest payments on the debentures.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

     You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

As a holder of preferred securities you have limited voting rights.

     Holders of preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Wintrust intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements may include, among other things:

     . statements relating to projected growth; anticipated improvements in earnings, earnings per share, and other financial performance measures; and management's long term performance goals;

     . statements relating to the anticipated effects on results of operations or financial condition from expected developments or events;

     . statements relating to Wintrust's business and growth strategies, including potential acquisitions; and

     .    any other statements which are not historical facts.

     Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus.

                                USE OF PROCEEDS

     The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds from the sale of the debentures will be approximately $17.0 million after deduction of offering expenses estimated to be $250,000 and underwriting commissions.

     We expect to use approximately $15.0 million of the net proceeds to repay all of the indebtedness currently outstanding under our revolving credit line with an unaffiliated bank. The credit facility provides for maximum borrowings of $40.0 million. Interest is payable on outstanding principal balances at a floating rate equal to, at our option, either the lender's prime rate or LIBOR plus 1.25%, repricing quarterly. The borrowings outstanding under the line of credit as of May 15, 2000, mature on or before August 30, 2000, and bear interest at a weighted average annual rate of 7.35%. The revolving line of credit is secured by a pledge of the stock of each of the banks, other than the stock of Crystal Lake Bank. After we repay the current borrowings, we plan to keep the credit line available for future borrowings.

     We will use the remaining net proceeds of the offering to provide capital to fund continued growth at our existing banks and other operating subsidiaries and for general corporate purposes.

     In the future, we may use the amounts remaining available under the line of credit to support continued growth of our existing subsidiaries, to capitalize the de novo bank we plan to form in 2000, to repurchase shares of our common stock and to finance further expansion and potential acquisitions of banks, finance companies and fee-based businesses. While we are currently evaluating several possible acquisition candidates, there are no transactions currently pending and we have not negotiated the terms of any specific acquisition.

                                CAPITALIZATION

     The following table sets forth our total deposits, indebtedness and capitalization at March 31, 2000, on a historical basis and as adjusted for the offering (assuming no exercise of the underwriters' over-allotment option) and the application of the estimated net proceeds from the corresponding sale of the debentures as if such sale had been consummated on March 31, 2000. This data should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000. See "Documents Incorporated by Reference."

                                                                                                   March 31, 2000
                                                                                              ------------------------
                                                                                                Actual    As Adjusted
                                                                                              ----------  ------------
                                                                                              (Dollars in thousands)
Indebtedness:
Short-term borrowings (including securities sold under agreement to
  repurchase and federal funds purchased).............................................         $ 68,721      $ 68,721
Notes payable under revolving credit line with commercial bank/(1)/...................           14,050            --
                                                                                               --------      --------
     Total indebtedness...............................................................           82,771        68,721
                                                                                               --------      --------

Long-term debt--trust preferred securities............................................           31,050        49,050

Shareholders' Equity:
Preferred stock, no par value; 20,000,000 shares authorized, of which
  100,000 shares are designated Junior Serial Preferred Stock A; no shares
  issued and outstanding..............................................................               --            --
Common stock, no par value; 30,000,000 shares authorized; 8,837,843 shares
  issued and 8,752,643 shares outstanding.............................................            8,838         8,838
Surplus...............................................................................           83,487        83,487
Common stock warrants to acquire 155,433 shares/(2)/..................................              100           100
Treasury stock, 82,500 shares at cost.................................................           (1,306)       (1,306)
Retained earnings.....................................................................            6,235         6,235
Accumulated other comprehensive loss..................................................           (2,519)       (2,519)
     Total shareholders' equity.......................................................           94,835        94,835
                                                                                               --------      --------
       Total capitalization...........................................................         $208,656      $212,606
                                                                                               ========      ========

Capital Ratios/(3)/:
Leverage ratio/(4)/...................................................................              6.9%          7.0%
Tier 1 capital ratio/(5)/.............................................................              7.5           7.6
Total risk based capital ratio/(5)/...................................................              8.1           9.3

____________________

(1) The notes payable under the revolving credit facility will be repaid in their entirety out of proceeds from the sale of the debentures to the trust.

(2) The warrants are exercisable at prices ranging from $14.85 to $15.00 per share and expire between December 2002 and November 2005.

(3) The capital ratios, as adjusted, are computed including the estimated net proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve regulations.

(4) The leverage ratio is core capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(5) The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities, together with any other trust preferred securities or cumulative preferred stock of Wintrust that may be outstanding in the future, can only be included up to the amount constituting 25% of total Tier 1 capital. As adjusted for this offering, Wintrust's Tier 1 capital as of March 31, 2000, would have been approximately $118.4 million, of which $1.4 million would have been attributable to the preferred securities offered by this prospectus.

                      ACCOUNTING AND REGULATORY TREATMENT

     The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Long-term debt--trust preferred securities," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of income.

     Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

     .  the trust is wholly-owned;

     . the sole assets of the trust are the debentures, specifying the debentures' outstanding principal amount, interest rate and maturity date; and

     . our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

     We have not included separate financial statements of the trust in this prospectus. We do not consider that separate financial statements would be material to holders of preferred securities because we will own all of the trust's voting securities, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.

                           DESCRIPTION OF THE TRUST

     The trust is a statutory business trust formed pursuant to the Delaware Business Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

     The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

     The trust exists exclusively for the purposes of:

     .  issuing the preferred securities to the public for cash;

     . issuing its common securities to us in exchange for our capitalization of the trust;

     . investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

     . engaging in other activities that are incidental to those listed above.

     The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Business Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to the trust securities, Wintrust has agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

     The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with Wintrust. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Wilmington Trust Company, a Delaware banking corporation, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be Wilmington Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, Wilmington Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. See "Description of the Debentures" and "Description of the Guarantee." We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

     The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with Wilmington Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.


                    DESCRIPTION OF THE PREFERRED SECURITIES

     The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page 21. Wilmington Trust Company will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

General

     The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

     The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "-- Subordination of Common Securities of the Trust" below.

     The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee." The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

Distributions

     Source of Distributions. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

     Payment of Distributions. Distributions on the preferred securities will be payable at the annual rate of _____ % of the $10 stated liquidation amount, payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be September 30, 2000.

     Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day" we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

     Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond June 30, 2030 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional amounts at the annual rate of ______ %, compounded quarterly from the relevant distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

     During an extension period, we may not:

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than the payment of dividends or distributions to us);

     . make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with (including the debentures issued to our other affiliated Delaware trust), or junior in interest to, the debentures or allow any of our subsidiaries to do the same;

     . make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

     . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

     We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

Redemption or Exchange

     General. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

     . in whole at any time, or in part from time to time, on or after June 30, 2005;

     . at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

     . at any time, and from time to time, to the extent of any preferred securities we purchase plus a proportionate amount of the common securities we hold.

     Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on June 30, 2030 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

     Distribution of Debentures in Exchange for Preferred Securities. Upon prior approval of the Federal Reserve, if required, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "-- Liquidation Distribution Upon Termination."

     After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

     .    those trust securities will no longer be deemed to be outstanding;

     . certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities certificates;

     . we will use our reasonable efforts to list the debentures on the Nasdaq National Market or a national exchange;

     . any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities;

     . all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

     We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

     Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures. See "Description of the Debentures -- Redemption or Exchange."

     "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that there is more than an insubstantial risk that:

     . interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

     . the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

     . the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges, as a result of any amendment to any tax laws or regulations.

     "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

     "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

     For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

     Redemption of Debentures in Exchange for Preferred Securities We
Purchase. Upon prior approval of the Federal Reserve, if required, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have purchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own to redeem debentures.

     The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

Redemption Procedures

     Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

     If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. See "Book-Entry Issuance." If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

     If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

     If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price. See "Description of the Guarantee."

     Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

     If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $10 or an integral multiple of $10 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed.

     Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

Subordination of Common Securities

     Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

     In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

     We will have the right at any time to dissolve, wind-up or terminate the trust and cause the debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required.

     In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

     .    our bankruptcy, dissolution or liquidation;

     . the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

     . redemption of all of the preferred securities as described on page 24 under "-- Redemption or Exchange -- Mandatory Redemption"; or

     .    the entry of a court order for the dissolution of the trust.

     With the exception of a redemption as described on page 24 under "-- Redemption or Exchange -- Mandatory Redemption," if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

     . in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

     . with an interest rate identical to the distribution rate on the trust securities; and

     . with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

     However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "-- Subordination of Common Securities."

     Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences -- Receipt of Debentures or Cash Upon Liquidation of the Trust." If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures.

     If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the preferred securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures. See "Description of the Debentures -- General."

Liquidation Value

     The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $10 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount. See "-- Liquidation Distribution Upon Termination."

Events of Default; Notice

     Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

     . the occurrence of an event of default under the indenture (see "Description of the Debentures -- Debenture Events of Default");

     . a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

     . a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

     . a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

     . the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

     Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. Wintrust and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

     If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. See "-- Subordination of Common Securities" and "-- Liquidation Distribution Upon Termination." The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

Removal of the Trustees

     Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

Co-Trustees and Separate Property Trustee

     Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

Merger or Consolidation of Trustees

     Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

     The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

     . the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or
          (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     . we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

     . the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed, if any;

     . the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

     . the successor entity has a purpose substantially identical to that of the trust;

     . prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

     . we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement

     Except as described below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

     The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

     .    with respect to acceptance of appointment by a successor trustee;

     . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

     . to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

     With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

     As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

     . direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

     .    waive any past default that is waivable under the indenture;

     . exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

     . consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

     Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

     No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

     Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Wintrust, the trustees or any affiliate of Wintrust or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

     The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities. See "Book-Entry Issuance."

     No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

     . DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

     . we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

     . there shall have occurred and be continuing an event of default under the indenture.

Any global preferred security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in the names as DTC shall direct. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $10 and integral multiples of $10 and may be transferred or exchanged at the offices described below.

     Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

     Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance."

     Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

     So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

     None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants. See "Book-Entry Issuance."

Payment and Paying Agency

     Payments in respect of the preferred securities shall be made to DTC, which shall credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments shall be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

Registrar and Transfer Agent

     The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

     The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

     . the trust will not be deemed to be an "investment company" required to be registered under Investment Company Act;

     . the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

     . the debentures will be treated as indebtedness of Wintrust for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

     Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

     Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and Wilmington Trust Company, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

     The following discussion is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

     The debentures will be limited in aggregate principal amount to $18,556,710 or $20,618,560 if the Underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest at the annual rate of % of the principal amount. The interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2000, to the person in whose name each debenture is registered at the close of business on the 15/th/ day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due at the annual rate of _____ %, compounded quarterly.

     The debentures will mature on June 30, 2030, the stated maturity date. We may shorten this date once at any time to any date not earlier than June 30, 2005, subject to the prior approval of the Federal Reserve, if required.

     We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until after June 30, 2005, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on page 25, has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

     The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "-- Subordination."

     The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

Option to Extend Interest Payment Period

     As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest thereon at the annual rate of %, compounded quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences -- Interest Payment Period and Original Issue Discount."

     During an extension period, we may not:

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than the reclassification of any class of capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

     . make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

     . make or allow any of our subsidiaries to make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

     . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

     Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

     We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the Nasdaq National Market, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date.

     Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

Additional Sums to be Paid as a Result of Additional Taxes

     If the trust is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

Redemption

     Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

     . on or after June 30, 2005, in whole at any time or in part from time to time; or

     . in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

     . at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

     The debentures will not be subject to any sinking fund.

Distribution Upon Liquidation

     As described under "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," under certain circumstances and with the Federal Reserve's approval, the debentures may be distributed to the holders of the preferred securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our reasonable efforts to list the debentures on the Nasdaq National Market or other stock exchange or national quotation system on which the preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

Restrictions on Payments

     We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

     If any of these events occur, we will not:

     . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock) or allow any of our subsidiaries to do the same with respect to their capital stock (other than payment of dividends or distributions to us);

     . make or allow any of our subsidiaries to make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

     . make or allow any of our subsidiaries to make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or

     . redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

Subordination

     The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of Wintrust, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

     If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

     No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

     The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

     .    every obligation of the person for money borrowed;

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

     . every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     . every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

     . every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     .    every capital lease obligation of the person; and

     . every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

     . any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures including our 9.00% Subordinated Debentures due 2028, issued to Wintrust Capital Trust I;

     . any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

     .    any debt of ours to any of our subsidiaries;

     .    any debt to any of our employees;

     . any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

     .    debt which constitutes subordinated debt.

     The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours, other than the debentures. However, subordinated debt will not be deemed to include:

     . any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

     .    any debt of ours to any of our subsidiaries;

     .    any debt to any of our employees;

     . any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

     .    debt which constitutes senior debt; and

     . any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment, such as the approximately $31.1 million of 9.00% Subordinated Debentures due September 30, 2028 that we issued to Wintrust Capital Trust I in 1998.

     We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount of indebtedness we may incur. We had consolidated senior and subordinated debt of $82.8 million outstanding principal amount at March 31, 2000. Although a portion of these amounts is expected to be repaid with a portion of the proceeds from the sale of the debentures, we expect to incur additional senior or subordinated debt in the future.

Payment and Paying Agents

     Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

     Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on June 30 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

Registrar and Transfer Agent

     The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

     If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

Modification of Indenture

     We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

     . extend the maturity date of the debentures; or

     . reduce the principal amount or the rate or extend the time of payment of interest; or

     . reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

Debenture Events of Default

     The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

     . our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

     . our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

     . our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

     . our bankruptcy, insolvency or reorganization or dissolution of the trust.

     The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration, has been deposited with the indenture trustee. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration. Should the holders of the debentures fail to annul the declaration and waive the default, the holders of at least 25% in aggregate liquidation amount of the preferred securities will have this right.

     If an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

     We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

Enforcement of Certain Rights by Holders of the Preferred Securities

     If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

     The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement. See "Description of the Preferred Securities --Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

     We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

     . if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures;

     . immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

     . other conditions as prescribed in the indenture are met.

     Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities-- Mergers, Consolidations, Amalgamations or Replacements of the Trust."


Satisfaction and Discharge

     The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

     . have become due and payable;

     . will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

     We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

Governing Law

     The indenture and the debentures will be governed by and construed in accordance with Illinois law.

Information Concerning the Indenture Trustee

     The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

     We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

     . to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

     . not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required;

     . to use our reasonable efforts to cause the trust (a) to remain a business trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes; and

     . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures.


                              BOOK-ENTRY ISSUANCE

General

     DTC will act as securities depositary for the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's nominee). One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

     DTC is a limited purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities, except if use of the book-entry-only system for the preferred securities is discontinued.

     DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

     Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

Distribution of Funds

     The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

     DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

                         DESCRIPTION OF THE GUARANTEE

     The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold the guarantee for the benefit of the holders of the preferred securities. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

     We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

     The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

     . any accumulated and unpaid distributions required to be paid on the preferred securities;

     . with respect to any preferred securities called for redemption, the redemption price; and

     . upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities), the lesser of:

          (a)  the amount of the liquidation distribution; and

          (b) the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

     The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

Status of the Guarantee

     The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

     The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

Amendments and Assignment

     Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may be amended only with the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities. See "Description of the Preferred Securities -- Voting Rights; Amendment of Trust Agreement."

Events of Default; Remedies

     An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

     Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

     We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

Termination of the Guarantee

     The guarantee will terminate and be of no further force and effect upon:

     .  full payment of the redemption price of the preferred securities;

     .  full payment of the amounts payable upon liquidation of the trust; or

     . distribution of the debentures to the holders of the preferred securities.

If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

Information Concerning the Guarantee Trustee

     The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Expense Agreement

     We will, pursuant to the Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

Governing Law

     The guarantee will be governed by Illinois law.


               RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                         DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

     We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

     If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

Sufficiency of Payments

     As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

     . the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

     . the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

     . we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

     . the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

Enforcement Rights of Holders of Preferred Securities

     A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provide that no payments may be made in respect of the debentures until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

Limited Purpose of the Trust

     The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

Rights Upon Termination

     Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination."

     Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                        FEDERAL INCOME TAX CONSEQUENCES

General

     The following summary of the material federal income tax considerations that may be relevant to the purchasers of preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Vedder, Price, Kaufman & Kammholz, counsel to Wintrust and the trust. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

     No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of preferred securities. Moreover, the discussion generally focuses on holders of preferred securities who are individual citizens or residents of the United States and trust and estates whose federal taxable income is taxed in the same manner as individual citizens or residents of the United States, and who acquire preferred securities on their original issue at their offering price and hold preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, partnerships, or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of preferred securities.

Classification of the Debentures

     Based on advice of counsel, we intend to take the position that the debentures will be classified for federal income tax purposes as indebtedness of Wintrust under current law, and, by acceptance of a preferred security, each holder covenants to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness of Wintrust.

Classification of the Trust

     With respect to the preferred securities, Vedder, Price, Kaufman & Kammholz, counsel for Wintrust and the trust, has rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, each holder of preferred securities generally will be treated as owning an undivided beneficial interest in the debentures, and each holder will be required to include in its gross income any interest with respect to the debentures at the time such interest is accrued or is received, in accordance with the holder's method of accounting. If the debentures were determined to be subject to the original issue discount ("OID") rules, each holder would instead be required to include in its gross income any OID accrued with respect to its allocable share of the debentures whether or not cash was actually distributed to the holder.

Interest Payment Period and Original Issue Discount

     Beneficial owners (including cash basis taxpayers) of debt instruments issued with OID must generally include such OID in income as it accrues on a constant yield method even if there is not a corresponding receipt of cash attributable to such income. A debt instrument such as the debentures will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have commenced paying dividends on our common stock and intend to continue to do so, and we would be unable to continue paying these dividends, which could adversely affect the market for our common stock, if we deferred our payments under the debentures.

     If the option to defer any payment of interest was determined not to be "remote" or if Wintrust actually exercises its option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of a holder's taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of preferred securities would be required to include such OID in gross income even though Wintrust would not make any actual cash payments during an extension period.

     The above information is based on promulgated Treasury Regulations, which have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS, and it is possible that the IRS could take a position contrary to the conclusions herein.

     Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

Market Discount and Acquisition Premium

     Holders of preferred securities other than a holder who purchased the preferred securities upon original issuance may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

Receipt of Debentures or Cash Upon Liquidation of the Trust

     Under the circumstances described under "Description of the Preferred Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Termination," the debentures may be distributed to holders of preferred securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities.

     If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and, for federal income tax purposes, a holder should therefore recognize gain or loss as if the holder sold the preferred securities for cash.

Disposition of Preferred Securities

     A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includible in the holder's gross income to the date of disposition and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

     The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder that disposes of its preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

Effect of Possible Changes in Tax Laws

     Congress and the Clinton Administration have considered certain proposed tax law changes in the past that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures. Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve if then required to cause a redemption of the preferred securities before, as well as after, June 30, 2005. See "Description of the Debentures -- Redemption" and "Description of the Preferred Securities -- Redemption or Exchange -- Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event."

Backup Withholding and Information Reporting

     Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon the particular situation of a holder of preferred securities. Holders of preferred securities should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the preferred securities, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.


                             ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

     In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

                                 UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement among Wintrust, the trust and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and Howe Barnes Investments, Inc. are acting as representatives (the "Representatives"), the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 1,800,000 preferred securities in the amounts set forth below opposite their respective names.

                                                  Number of
Underwriters                                  Preferred Securities
------------                                  --------------------

Stifel, Nicolaus & Company, Incorporated.....
Howe Barnes Investments, Inc. ...............





                                                    ---------
   Total.....................................       1,800,000
                                                    =========

     In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel and to various other conditions. Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken.

     The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters) at this price, less a concession not in excess of $ ________ per preferred security. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $ per preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

     The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 200,000 additional preferred securities at the same price per preferred security to be paid by the underwriters for the other preferred securities being offered. If the underwriters purchase any of the additional preferred securities under this option, each underwriter will be committed to purchase the additional shares in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the preferred securities being offered.

     If the underwriters exercise their option to purchase additional preferred securities, the trust will issue and sell to us additional common securities and we will issue and sell to the trust junior subordinated debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional preferred securities being purchased under the option and the additional common securities sold to Wintrust.

     The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by the trust as shown in the table below do not reflect estimated expenses of $250,000 payable by Wintrust.

                                         Per Preferred
                                           Security        Total
                                         -------------  -----------
Public Offering Price...................      $10.00    $18,000,000
Proceeds to Wintrust Capital Trust II...      $10.00    $18,000,000

     In view of the fact that the proceeds of the sale of the preferred securities will be used by the trust to purchase the junior subordinated debentures from Wintrust, Wintrust has agreed to pay the underwriters $ ______ per preferred security, or a total of $ _______ , as compensation for arranging the investment in the junior subordinated debentures. Should the underwriters exercise the over-allotment option, an aggregate of $ _______ will be paid to the underwriters for arranging the investment in the junior subordinated debentures.

     The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

     Wintrust and the trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.

     Application has been made to have the preferred securities approved for quotation on the Nasdaq National Market. The Representatives have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading on Nasdaq, but no assurances can be made as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate have been determined by negotiations among representatives of Wintrust and the underwriters, and the offering price of the preferred securities may not be indicative of the market price following the offering. The Representatives will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

     In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

     . the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

     . the underwriters may elect to cover any short position by purchasing preferred securities in the open market or by exercising the over-allotment option;

     . the underwriters may stabilize or maintain the price of the preferred securities by bidding;

     .    the underwriters may engage in passive market making transactions; and

     . the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

                                 LEGAL MATTERS

     Legal matters, including matters relating to federal income tax considerations, for Wintrust and the trust will be passed upon by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois, counsel to Wintrust and the trust. Certain legal matters will be passed upon for the underwriters by Bryan Cave LLP, St. Louis, Missouri. Vedder, Price, Kaufman & Kammholz and Bryan Cave LLP will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.

                        WHERE YOU CAN FIND INFORMATION

     This prospectus is a part of a Registration Statement on Form S-3 filed by Wintrust and the trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Wintrust and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1400, New York, New York 10007. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

     The trust is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934 and although the trust will become subject to such requirements upon the effectiveness of the registration statement, it is not expected that the trust will be required to file separate reports under the Securities Exchange Act.

     Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                                    EXPERTS

     The consolidated financial statements of Wintrust as of and for the year ended December 31, 1999, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference in our Annual Report. These consolidated financial statements are incorporated by reference in this prospectus in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

     The consolidated financial statements of Wintrust as of December 31, 1998 and for the years ended December 31, 1998 and 1997, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as stated in their report incorporated by reference in our Annual Report. Those consolidated financial statements are incorporated by reference into this prospectus in reliance upon that report and upon the authority of KPMG LLP as experts in accounting and auditing.

                      DOCUMENTS INCORPORATED BY REFERENCE

     We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

          (a) our Annual Report on Form 10-K for the year ended December 31, 1999, filed with the SEC on March 30, 2000;

          (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed with the SEC on May 15, 2000;

          (c) our Current Report on Form 8-K dated January 24, 2000, filed with the SEC on February 11, 2000; and

          (d) our Current Report on Form 8-K dated January 27, 2000, filed with the SEC on February 11, 2000.

     We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

     You may request, and we will provide, a copy of these filings at no cost by contacting David A. Dykstra, our Chief Financial Officer, at the following address and phone number:

                          Wintrust Financial Corporation
                          727 North Bank Lane
                          Lake Forest, Illinois  60045-1951
                          (847) 615-4096

===================================================

               TABLE OF CONTENTS

                                               Page
                                               ----
Summary.......................................... 1
Selected Consolidated Financial Data............. 9
Risk Factors.................................... 11
Special Note Regarding Forward-Looking
  Statements.................................... 17
Use of Proceeds................................. 18
Capitalization.................................. 19
Accounting and Regulatory Treatment............. 20
Description of the Trust........................ 21
Description of the Preferred Securities......... 22
Description of the Debentures................... 35
Book-Entry Issuance............................. 45
Description of the Guarantee.................... 46
Relationship among the Preferred Securities,
  the Debentures and the Guarantee.............. 49
Federal Income Tax Consequences................. 51
ERISA Considerations............................ 54
Underwriting.................................... 55
Legal Matters................................... 57
Where You Can Find Information.................. 57
Experts......................................... 58
Documents Incorporated by Reference............. 58


 . You should only rely on the information contained or incorporated by reference in this prospectus. We have not, and our underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

 . We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

 . You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only.

 . This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

================================================================================




================================================================================


                         1,800,000 Preferred Securities



                           WINTRUST CAPITAL TRUST II

                    % Cumulative Trust Preferred Securities

                          (Liquidation Amount $10 per
                              Preferred Security)

                     Fully, irrevocably and unconditionally
                     guaranteed on a subordinated basis, as
                        described in this prospectus, by


                         WINTRUST FINANCIAL CORPORATION
                              ____________________

                                  $18,000,000
                       % Junior Subordinated Debentures
                                       of

                         WINTRUST FINANCIAL CORPORATION


                                _______________
                                   Prospectus
                                         , 2000
                                _______________


                           Stifel, Nicolaus & Company
                                  Incorporated

                         Howe Barnes Investments, Inc.

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by Wintrust. All amounts shown are estimates, except the SEC registration fee and the NASD and the Nasdaq National Market filing fees:

     SEC registration fee..........................  $  5,280
     NASD filing fee...............................     2,500
     Nasdaq National Market filing fee.............    34,750
     Trustees' fees................................    17,500
     Printing and mailing expenses.................    40,000
     Fees and expenses of counsel..................   100,000
     Accounting and related expenses...............    40,000
     Blue Sky fees and expenses....................     3,500
     Miscellaneous.................................     6,470
                                                     --------
          Total....................................  $250,000
                                                     ========

Item 15.    Indemnification of Directors and Officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Wintrust pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In accordance with the Illinois Business Corporation Act (being Chapter 805, Act 5 of the Illinois Compiled Statutes), Articles Eight and Nine of the Registrant's Certificate of Incorporation provide as follows:

     ARTICLE EIGHT: No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct of a knowing violation of law, (c) under Section 8.65 of the BCA, as the same exists or hereafter may be amended, or (d) for any transaction from which the director derived an improper personal benefit.

     ARTICLE NINE, Paragraph 1: The corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liabilities and expenses reasonably incurred or paid by such person in connection with such action, suit or proceeding. The words "liabilities" and "expenses" shall include, without limitation: liabilities, losses, damages, judgments, fines, penalties, amounts paid in settlement, expenses, attorneys' fees and costs. Expenses incurred in defending a civil, criminal, administrative, investigative or other action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding in accordance with the provisions of Section 8.75 of the BCA.

     The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which any person indemnified may be entitled under any statute, by-law, agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Paragraph 2: The corporation may purchase and maintain insurance on behalf of any person referred to in the preceding paragraph against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article or otherwise.

     Paragraph 3: For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

     Paragraph 4: The provisions of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the BCA, or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     Paragraph 5: For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

     The Illinois Business Corporation Act provides for indemnification of officers, directors, employees and agents as follows:

     5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person, has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

     (e) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this Section.

     (f) The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

     (g) A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

     (h) If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

     (i) For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

     (j) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

     (k) The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. (Last amended by P.A. 91-464, L. '99, eff. 1-1-00.)

     Wintrust has purchased $20 million of insurance policies which insure Wintrust's directors and officers against liability which they may incur as a result of actions taken in such capacities. In addition, Wintrust maintains fiduciary liability coverage up to a $2 million limit and trust errors and omissions coverage up to a limit of $15 million.

     The Amended and Restated Trust Agreement will provide for indemnification of the Delaware Trustee and each of the administrative trustees by Wintrust against any loss, damage, claims, liability, penalty or expense of any kind incurred by the trustees in connection with the performance of their duties or powers under the agreement in a manner reasonably believed by the trustee to be within the scope of its authority under the agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the agreement provides for indemnification of the Property Trustee except that the Property Trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct. Under the agreement, Wintrust agrees to advance those expenses incurred by any trustee in defending any such claim, demand, action, suit or proceeding.

Item 16.    Exhibits.

Exhibit
Number                            Description
-------                           -----------
  1.1  Form of Underwriting Agreement for Preferred Securities.

  4.1  Form of Indenture.

  4.2  Form of Junior Subordinated Debenture (included as Exhibit A to Exhibit
       4.1).

  4.3  Certificate of Trust.

  4.4  Trust Agreement.

  4.5  Form of Amended and Restated Trust Agreement.

  4.6  Form of Preferred Securities Certificate (included as Exhibit D to
       Exhibit 4.5).

  4.7  Form of Preferred Securities Guarantee Agreement.

  4.8 Form of Agreement as to Expenses and Liabilities (included as Exhibit C to Exhibit 4.5).

  5.1  Opinion of Vedder, Price, Kaufman & Kammholz.

  5.2  Opinion of Richards, Layton & Finger, P.A.

  8.1  Opinion of Vedder, Price, Kaufman & Kammholz as to certain tax matters.

 12.1  Calculation of ratios of earnings to fixed charges.

 23.1  Consent of Ernst & Young LLP.*

 23.2  Consent of KPMG LLP.*

 23.3 Consent of Vedder, Price, Kaufman & Kammholz (included in opinions filed as Exhibits 5.1 and 8.1).

 23.4  Consent of Richards, Layton & Finger, P.A. (included in opinion filed as
       Exhibit 5.2).

 24.1  Powers of Attorney (included as part of signature pages).

 25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.

 25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Trust
       Agreement.

 25.3  Form T- 1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee
       Agreement.
_____________
*Filed herewith.

Item 17.  Undertakings.

(b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)  The undersigned registrants hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Wintrust Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 25, 2000.


                                       WINTRUST CAPITAL TRUST II


                                       By: WINTRUST FINANCIAL CORPORATION
                                             as Depositor


                                       By: /s/ Edward J. Wehmer
                                           -------------------------------------
                                           Edward J. Wehmer
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, Wintrust Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois, on May 25, 2000.

                                       WINTRUST FINANCIAL CORPORATION


                                       By: /s/ Edward J. Wehmer
                                           -------------------------------------
                                           Edward J. Wehmer
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Name                            Title                      Date
             ----                            -----                      ----
/s/ Edward J. Wehmer             President and Chief Executive      May 25, 2000
-------------------------------       Officer and Director
Edward J. Wehmer

/s/ David A. Dykstra              Executive Vice President and      May 25, 2000
-------------------------------     Chief Financial Officer
David A. Dykstra                 (Principal Financial Officer)
                                 (Principal Accounting Officer)

/s/ John S. Lillard*                 Chairman and Director          May 25, 2000
-------------------------------
John S. Lillard

/s/ Joseph Alaimo*                          Director                May 25, 2000
-------------------------------
Joseph Alaimo

                                            Director                May 25, 2000
-------------------------------
Peter Crist

/s/ Bruce K. Crowther*                      Director                May 25, 2000
-------------------------------
Bruce K. Crowther

/s/ Maurice F. Dunne, Jr.*                  Director                May 25, 2000
-------------------------------
Maurice F. Dunne, Jr.

/s/ William C. Graft*                       Director                May 25, 2000
-------------------------------
William C. Graft

                                            Director                May 25, 2000
-------------------------------
Kathleen R. Horne

/s/ John Leopold*                           Director                May 25, 2000
-------------------------------
John Leopold

/s/ James E. Mahoney*                       Director                May 25, 2000
-------------------------------
James E. Mahoney

/s/ James B. McCarthy*                      Director                May 25, 2000
-------------------------------
James B. McCarthy

             Name                            Title                      Date
             ----                            -----                      ----
/s/ Marguerite Savard McKenna*              Director                May 25, 2000
-------------------------------
Marguerite Savard McKenna

/s/ Albin F. Moschner*                      Director                May 25, 2000
-------------------------------
Albin F. Moschner

/s/ Thomas J. Neis*                         Director                May 25, 2000
-------------------------------
Thomas J. Neis

/s/ Hollis W. Rademacher*                   Director                May 25, 2000
-------------------------------
Hollis W. Rademacher

                                            Director                May 25, 2000
-------------------------------
J. Christopher Reyes

/s/ Peter Rusin*                            Director                May 25, 2000
-------------------------------
Peter Rusin

/s/ John N. Schaper*                        Director                May 25, 2000
-------------------------------
John N. Schaper

/s/ John J. Schornack*                      Director                May 25, 2000
-------------------------------
John J. Schornack

/s/ Ingrid S. Stafford*                     Director                May 25, 2000
-------------------------------
Ingrid S. Stafford

/s/ Jane R. Stein*                          Director                May 25, 2000
-------------------------------
Jane R. Stein

/s/ Katharine V. Sylvester*                 Director                May 25, 2000
-------------------------------
Katharine V. Sylvester

/s/ Lemuel H. Tate, Jr.*                    Director                May 25, 2000
-------------------------------
Lemuel H. Tate, Jr.

/s/ Larry Wright*                           Director                May 25, 2000
-------------------------------
Larry Wright

*Signed pursuant to power of attorney.

By: /s/ Edward J. Wehmer
    ---------------------------
    Edward J. Wehmer

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Number                                 Description
------                                 -----------
 1.1      Form of Underwriting Agreement for Preferred Securities.

 4.1      Form of Indenture.

 4.2      Form of Junior Subordinated Debenture (included as Exhibit A to
          Exhibit 4.1).

 4.3      Certificate of Trust.

 4.4      Trust Agreement.

 4.5      Form of Amended and Restated Trust Agreement.

 4.6      Form of Preferred Securities Certificate (included as Exhibit D to
          Exhibit 4.5).

 4.7      Form of Preferred Securities Guarantee Agreement.

 4.8      Form of Agreement as to Expenses and Liabilities (included as
          Exhibit C to Exhibit 4.5).

 5.1      Opinion of Vedder, Price, Kaufman & Kammholz.

 5.2      Opinion of Richards, Layton & Finger, P.A.

 8.1 Opinion of Vedder, Price, Kaufman & Kammholz as to certain tax matters.

12.1      Calculation of ratios of earnings to fixed charges.

23.1      Consent of Ernst & Young LLP.*

23.2      Consent of KPMG LLP.*

23.3 Consent of Vedder, Price, Kaufman & Kammholz (included in opinions filed as Exhibits 5.1 and 8.1).

23.4 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).

24.1      Powers of Attorney (included as part of signature pages).

25.1      Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of Wilmington Trust Company, as trustee under the Indenture.

25.2      Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of Wilmington Trust Company, as trustee under the Trust Agreement.

25.3      Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of Wilmington Trust Company, as trustee under the Guarantee Agreement.

---------
*Filed herewith.